Exhibit 99
ALLIS-CHALMERS ENERGY INC.

PRESS RELEASE
	Contact:	Victor M. Perez, CFO
Allis-Chalmers Energy
713-369-0550
FOR IMMEDIATE RELEASE
Lisa Elliott, Sr. VP
DRG&E/ 713-529-6600
ALLIS-CHALMERS ENERGY REPORTS RECORD
FOURTH QUARTER AND FISCAL YEAR 2005 RESULTS
4th quarter income from operations increased 460% to $4.5 million
4th quarter net income increased $3.1 million to $2.5 million
HOUSTON, TEXAS, March 7, 2005 — Allis-Chalmers Energy Inc. (AMEX: ALY) today announced record results for the fourth quarter and fiscal year ended December 31, 2005.
     Revenue for the fourth quarter 2005 rose 127.4% to $33.5 million compared to $14.7 million for the fourth quarter of 2004. The triple digit percentage gain in revenue was the result of the added contribution of new operating locations and investments made in revenue producing assets, the successful integration of acquisitions completed in the past twelve months, the impact of the Company’s integrated marketing efforts and the overall strength in the oil and gas industry.
     Income from operations grew 459.6%, exceeding the percentage growth in revenues, to $4.5 million for fourth quarter 2005 from approximately $810,000 in last year’s fourth quarter. EBITDA increased 224.5% to $6.5 million for the 2005 fourth quarter from $2.0 million in the fourth quarter of 2004. EBITDA is a non-GAAP item, and additional information and discussion regarding EBITDA is provided later in this release.
     Net income for the fourth quarter of 2005 attributed to common shares increased to $2.5 million, or $0.14 per share (on a fully-diluted basis), compared to a net loss attributed to common shares of approximately $512,000 or a $0.04 loss per share (on a fully-diluted basis), in the same quarter of 2004. Weighted average shares of common stock outstanding on a fully-diluted basis increased 36% to 17.9 million shares for the fourth quarter of 2005 from 13.2 million shares for same period last year.
     Micki Hidayatallah, the Company’s Chairman and Chief Executive Officer stated, “In 2005 we successfully grew our business by executing our strategy of completing acquisitions at attractive multiples, integrating operations, increasing offerings of products and services and most importantly, growing our asset capacity utilization. We plan to continue to implement this growth strategy in 2006. In January 2006, we completed the acquisition of Specialty Rental Tools, Inc. and refinanced our senior debt with eight-year 9% Senior Notes. The acquisition of Specialty resulted in an increase in our rental fleet inventory of assets with an appraised fair market value in excess of $100 million, which creates a very exciting platform for increased operating profits this year.

     “On September 1, we acquired substantially all the casing and tubing installation equipment of Patterson Services, Inc., a subsidiary of RPC, Inc., just one day after the devastation of Hurricane Katrina. We were successful in hiring crews of skilled operators, supervisors and managers and began marketing our new capability on a timely basis. In December 2005, we appointed Gary Edwards as president of the casing and tubing installation segment and achieved strong operating results in January 2006.
     “Another management change in December 2005 that resulted in a strong performance in January 2006 was the appointment of Steve Collins as president of our production services operations. The results we achieved in the fourth quarter, despite the effect of Hurricanes Katrina and Rita on our offshore Gulf of Mexico activities and our operations in Mexico, were nothing short of phenomenal. Our EBITDA for the fourth quarter of $6.5 million and our operating profit of $4.5 million was at the top of our guidance range for the quarter.”
     Revenue for the fiscal year 2005 rose 120.7% to $105.3 million compared to $47.7 million for the 2004 fiscal year. Operating income grew 212.7%, to $13.2 million in 2005 from $4.2 million in 2004. Net income for the fiscal year 2005 attributed to common shares rose a record 839.1% to $7.2 million, or $0.44 per share (on a fully-diluted basis), from net income of approximately $764,000, or $0.09 per share (on a fully-diluted basis) in the 2004 fiscal year. The fiscal year 2005 results include $1.1 million in debt retirement expenses associated with refinancing our debt and prepaying our previous financing. Excluding these charges, earnings per share for the year would have been $0.51. The number of weighted average shares of common stock outstanding on a fully-diluted basis increased to 16.2 million shares for the 2005 fiscal year from 9.5 million shares for the same period last year.
     On January 18, 2006, we announced that we had completed our acquisition of Specialty. Founded in 1978, Specialty rents drill pipe, heavy weight spiral drill pipe, tubing work strings, blow-out preventers, choke manifolds and various valves and handling tools for oil and natural gas drilling. Specialty’s customer base includes both major and independent oil companies in their onshore and offshore operations. During the nine months ended September 30, 2005, Specialty generated aggregate revenues of $21.8 million, EBITDA of $16.2 million and net income of $13.6 million.
     “Our acquisition of Specialty dramatically expands our market presence in the rental tool business and strengthens our competitive position in Louisiana and the offshore drilling markets. We now have a much broader range of rental tools to offer our customers and expect to be able to substantially increase the capacity utilization of these assets,” added Mr. Hidayatallah.
Segment Results:
•	Directional Drilling. Operating income for the directional drilling services segment increased 270.6% to $2.3 million from approximately $626,000 in the fourth quarter of 2004. During 2005, we expanded this business segment by investing in measuring while drilling kits, drilling motors, experienced directional drillers and by opening new locations. Compared to the third quarter 2005, operating income expanded 36.8% during the fourth quarter of 2005, despite the disruptions from Hurricanes Katrina and Rita on the offshore business.

•	Compressed Air Drilling. Operating income attributed to compressed air drilling increased 411.4% to $2.3 million in the 2005 fourth quarter from approximately $446,000 in the comparable 2004 period primarily due to our increased market presence in West Texas and the Northern Rocky Mountain regions, as well as our establishment of operations in Oklahoma and the Fort Worth Basin. We also benefited from our investments in new equipment to meet the robust demand for our services in this business segment.
•	Casing & Tubing: Operating income for the casing and tubing services segment declined 6.1% to approximately $979,000 in the fourth quarter of 2005 from $1.0 million in the comparable quarter last year. This business segment was affected by the temporary slowdown in demand for our services in the Gulf Coast offshore market due to the effect of Hurricanes Katrina and Rita. Operating profit in the fourth quarter was also negatively affected by costs associated with the integration of assets acquired from RPC during the post-hurricane market conditions. Operating profits in Mexico were also affected adversely by the impact of Hurricane Stan. Since the beginning of 2006, demand for casing and tubing services has rebounded, generating strong results in January.
•	Rental Tools. Operating income in this business segment grew to approximately $520,000 for the fourth quarter of 2005, compared to an operating loss of approximately $71,000 during last year’s fourth quarter. The results from this business segment benefited from our acquisition of Delta Rental Services, Inc. in April of 2005 and our integrated marketing efforts. With the recent acquisition of Specialty Rental Tools, this business segment is poised for dramatic growth in 2006.
•	Production Services. During the fourth quarter of 2005, we invested in this newly established segment to position ourselves to expand this segment’s operations both domestically and internationally, resulting in an operating income of approximately $31,000 during the fourth quarter. In order to further grow this segment in 2006, we are making investments in equipment, including two capillary tubing units and two large coiled tubing units, which should generate strong returns.
Outlook & Guidance:
     The following statements are based on our current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential effect of any future capital transactions, such as business combinations, divestitures and financings, that may be completed after the date of this press release.
     Our guidance does include the effect from the change in method of accounting for compensation expense for stock awards required by SFAS 123R, which was adopted in the first quarter of 2006. We expect to report a non-cash expense of approximately $0.9 million for the first quarter of 2006 and $3.2 million for the full calendar year 2006. Had SFAS 123R been adopted effective January 1, 2005, we would have recorded an expense of approximately $0.7 million for the first quarter of 2005, $0.8 million for the second quarter of 2005, $0.9 million for the third quarter of 2005 and $1.9 million for the fourth quarter of 2005.

     In addition, our guidance ranges are based on the assumption that current market conditions in our business segments will last through at least 2006. Any material change in market conditions in any of our business segments could affect our guidance. The earnings per share estimates are based on approximately 18 million shares outstanding (on a fully-diluted basis).

	First Quarter	Full Year
	2006 Estimate	2006 Estimate
Revenues:	$42.5 mm to $44.4 mm	$181.0 mm to $185.0 mm
EBITDA:1)	$10.2 mm to $11.1 mm	$45.7 mm to $48.4 mm
Earnings Per Share (on a fully-diluted basis):1)	$0.13 to $0.18	$0.66 to $0.81

1)	EBITDA and EPS guidance includes a non-cash expense of approximately $0.9 million for the first quarter of 2006 and $3.2 million for the full calendar year 2006 for the expensing of stock options in accordance with SFAS 123R.
Conference Call:
     We will host a conference call to discuss our 2005 fourth quarter financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) today, March 7, 2006. To participate in the call, please log on to www.alchenergy.com or dial (303) 205-0033 and ask for the Allis-Chalmers call at least 10 minutes prior to the start time. For those who cannot listen to the live call, a telephonic replay will be available through March 14, 2006, and may be accessed by calling (303) 590-3000 and using the pass code 11055383. A web cast archive will also be available at www.alchenergy.com shortly after the call is concluded.
About Allis-Chalmers Energy
     Allis-Chalmers Energy Inc., headquartered in Houston, Texas, provides a variety of products and services to the oil and natural gas industry. Through our subsidiaries, we are engaged in providing specialized equipment and operations to install casing and production tubing required to drill and complete oil and gas wells, directional and horizontal drilling services, compressed air drilling services, services, services to enhance production through the installation of small diameter coiled tubing through which chemicals are injected into producing wells, workover services with coiled tubing units and the rental of specialized tools for drilling, completing and workover operations. We operate in Texas, Louisiana, New Mexico, Colorado, Oklahoma, the Gulf of Mexico and Mexico.
Forward- Looking Statements
     This press release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934) regarding our business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this press release.

Although forward-looking statements in this press release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which we operate, competition, obsolescence of products and services, our ability to obtain financing to support our operations, environmental and other casualty risks, and the effect of government regulation. Further information about the risks and uncertainties that may affect us are set forth in our most recent filings on Form 10-K (including without limitation in the “Risk Factors” section) and Form 10-Q, and in our other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this press release.
- Tables to Follow -

ALLIS-CHALMERS ENERGY INC
CONSOLIDATED CONDENSED INCOME STATEMENT
(in thousands, except per share amounts)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(Unaudited)	(Restated)	(Unaudited)	(Restated)
Revenues	$33,514	$14,737	$105,344	$47,726

Cost of Revenues
Direct costs	22,133	10,203	69,889	32,598
Depreciation	1,477	906	4,874	2,702

Total cost of revenues	23,610	11,109	74,763	35,300

Gross Margin	9,904	3,628	30,581	12,426

General and administrative	4,856	2,542	15,576	7,323
Amortization	515	276	1,787	876

Income from operations	4,533	810	13,218	4,227

Other income (expense)
Interest	(1,167)	(1,174)	(3,310)	(2,808)
Debt retirement	—	—	(1,087)	—
Other	(35)	80	186	304

Total other income (expense)	(1,202)	(1,094)	(4,211)	(2,504)

Net income before minority interest and income taxes	3,331	(284)	9,007	1,723

Minority interest in income of subsidiaries	—	(73)	(488)	(321)
Provision for income taxes	(785)	(155)	(1,344)	(514)

Net income	2,546	(512)	7,175	888

Preferred stock dividend	—	—	—	(124)

Net income attributed to common shareholders	$2,546	$(512)	$7,175	$764

Net income per common share:
Basic	$0.15	$(0.04)	$0.48	$0.10

Diluted	$0.14	$(0.04)	$0.44	$0.09

Weighted average shares outstanding:
Basic	16,701	13,179	14,832	7,930

Diluted	17,929	13,179	16,238	9,510

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands, except for share amounts)

	December 31,
	2005	2004
	(unaudited)
ASSETS

Cash and cash equivalents	$1,920	$7,344
Trade receivables, net	26,964	12,986
Inventory	5,945	2,373
Lease receivable, current	—	180
Prepaid expenses and other	823	1,495

Total current assets	35,652	24,378

Property and equipment, net	80,574	37,679
Goodwill	12,417	11,776
Other intangibles assets, net	6,783	5,057
Debt issuance costs, net	1,298	685
Lease receivable, less current portion	—	558
Other assets	631	59

Total assets	$137,355	$80,192

LIABILITIES AND STOCKHOLDERS EQUITY

Current maturities of long-term debt	$5,632	$5,541
Trade accounts payable	9,018	5,694
Accrued salaries, benefits and payroll taxes	1,271	615
Accrued interest	289	470
Accrued expenses	4,350	1,852
Accounts payable, related parties	60	740

Total current liabilities	20,620	14,912

Accrued post retirement benefit obligations	335	687
Long-term debt, net of current maturities	54,937	24,932
Other long-term liabilites	588	129

Total liabilities	76,480	40,660

Commitments and Contingencies

Minority interests	—	4,423

Stockholders Equity
Preferred stock, $0.01 par value	—	—
Common stock, $0.01 par value	169	136
Capital in excess of par value	58,889	40,331
Retained earnings (deficit)	1,817	(5,358)

Total stockholders equity	60,875	35,109

Total liabilities and stockholders equity	$137,355	$80,192

ALLIS-CHALMERS ENERGY INC.
SEGMENT INFORMATION

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenue
Directional drilling services	$11,683	$6,435	$43,901	$24,787
Compressed air drilling services	8,978	4,142	25,662	11,561
Casing and tubing services	8,336	3,173	20,932	10,391
Rental tools	1,560	611	5,059	611
Production services	2,957	376	9,790	376

	$33,514	$14,737	$105,344	$47,726

Operating Income (Loss)
Directional drilling services	$2,320	$626	$7,389	$3,061
Compressed air drilling services	2,281	446	5,612	1,169
Casing and tubing services	979	1,043	4,994	3,217
Rental tools	520	(71)	1,300	(71)
Production services	31	5	(99)	5
General corporate	(1,598)	(1,239)	(5,978)	(3,154)

	$4,533	$810	$13,218	$4,227

Depreciation and Amortization
Directional drilling services	$235	$135	$887	$466
Compressed air drilling services	540	415	1,946	1,329
Casing and tubing services	588	522	2,006	1,597
Rental tools	106	40	492	40
Production services	308	26	912	26
General corporate	215	44	418	120

	$1,992	$1,182	$6,661	$3,578

Capital Expenditures
Directional drilling services	$777	$670	$2,922	$1,552
Compressed air drilling services	4,167	628	7,008	1,399
Casing and tubing services	1,977	828	5,207	1,285
Rental tools	157	232	435	232
Production services	618	106	1,514	106
General corporate	486	19	681	29

	$8,182	$2,483	$17,767	$4,603

Use of EBITDA & Regulation G Reconciliation
This press release contains references to EBITDA, a non-GAAP financial measure that complies with federal securities regulations when it is defined as net income (the most directly comparable GAAP financial measure) before interest, taxes, depreciation and amortization. We define EBITDA accordingly for the purposes of this press release. However, EBITDA, as used and defined by Allis-Chalmers, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, we believe EBITDA is useful to an investor in evaluating our operating performance because:
•	it is widely used by investors in the energy industry to measure a company’s operating performance without regard to the items excluded from EBITDA, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	it helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from our operating results; and

•	it is used by our management for various purposes, including as a measure of operating performance, in presentations to our board of directors, as a basis for strategic planning and forecasting, as a component for setting incentive compensation and to assess compliance in financial ratios, among others.
There are significant limitations to using EBITDA as a measure of performance, including the inability to analyze the effect of recurring and non-recurring items that are excluded from EBITDA and materially affect net income or loss, results of operations, and the lack of compatibility of the results of operations of different companies.
Reconciliations of this financial measure to net income, the most directly comparable GAAP financial measure, are provided in the table below.
Reconciliation of EBITDA to GAAP Net Income
($ in millions)

	For the Three Months Ended		For the Twelve Months Ended
	12/31/05	12/31/04	12/31/05	12/31/04
		(Restated)		(Restated)
Net income (loss)	$2.55	$(0.51)	$7.17	$0.89
Interest expense, net	1.17	1.17	3.31	2.81
Income taxes	0.78	0.16	1.34	0.51
Depreciation and amortization	1.99	1.18	6.66	3.58

EBITDA	$6.49	$2.00	$18.48	$7.79

	Forward Guidance (1)
	1Q 06E	1Q 06E	2006E	2006E
	Lo case	Hi Case	Lo case	Hi Case
Net income (loss)	$2.4	$3.2	$11.9	$14.6
Interest expense, net	3.3	3.3	14.9	14.9
Income taxes	0.3	0.4	1.6	2.0
Depreciation and amortization	4.2	4.2	17.3	17.3

EBITDA	$10.2	$11.1	$45.7	$48.8

(1)	Based on 2006 Allis-Chalmers guidance range. EBITDA and EPS guidance includes a non-cash expense of approximately $0.9 million for the first quarter of 2006 and $3.2 million for the full calendar year 2006 for the expensing of stock options in accordance with SFAS 123R.

Specialty Rental Tools
Reconciliation of EBITDA to GAAP Net Income
($ in millions)

For the nine months ended
September 30, 2005
Net income	$13.6
Interest expense, net	0.1
Depreciation and amortization	2.5

EBITDA	$16.2
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